As filed with the Securities and Exchange Commission on October 11, 2010

Registration No. 333-137521
Registration No. 333-149764
Registration No. 333-165463

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-137521
FORM S-8 REGISTRATION STATEMENT NO. 333-149764
FORM S-8 REGISTRATION STATEMENT NO. 333-165463

UNDER THE SECURITIES ACT OF 1933

DivX, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0921758
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

4780 Eastgate Mall
San Diego, California 92121
Tel (858) 882-0600
 (Address of Principal Executive Offices)

(858) 882-0600
(Registrant’s telephone number, including area code)

DIVX, INC. 2000 STOCK OPTION PLAN
DIVX, INC. 2006 EQUITY INCENTIVE PLAN
DIVX, INC. 2006 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

DivX, LLC
Paul F. Norris
7250 Redwood Blvd.
Suite 300
Novato, California 94945
 (Name, address, and telephone number, including area code, of Agent for Service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by DivX, Inc. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

●
Registration Statement 333-137521, pertaining to the registration of 8,979,301 shares of the Registrant’s common stock issuable under the Registrant’s 2000 Stock Option Plan, 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission on September 22, 2006;

●
Registration Statement 333-149764, pertaining to the registration of 4,439,947 shares of the Registrant’s common stock issuable under the Registrant’s 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission on March 17, 2008; and

●
Registration Statement 333-165463, pertaining to the registration of 4,237,844 shares of the Registrant’s common stock issuable under the Registrant’s 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission on March 15, 2010.

On October 7, 2010, Siracusa Merger Corporation merged with and into the Registrant, with the Registrant being the surviving corporation (the “Surviving Entity I”) in such merger (the “First Merger”), and Surviving Entity I subsequently merged with and into Siracusa Merger LLC, with Siracusa Merger LLC being the surviving corporation (the “Surviving Entity”) following the second merger (the “Second Merger” and, together with the First Merger, the “Merger”) as a wholly-owned subsidiary of Sonic Solutions (“Sonic”), pursuant to an Agreement and Plan of Merger dated as of June 1, 2010 by and among the Registrant, Sonic, Siracusa Merger Corporation and Siracusa Merger LLC, as amended (the “Merger Agreement”).  Immediately following the Second Merger, the name of Siracusa Merger LLC was changed to DivX, LLC.  Pursuant to the terms of the Merger Agreement, each share of the Registrant’s common stock outstanding at the effective time of the First Merger (the “Effective Time”) was converted into the right to receive $3.75 in cash and .514 shares of Sonic’s common stock. As a result of the Merger, the Registrant became a wholly-owned subsidiary of Sonic.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the above referenced Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offerings, the Registrant is filing this post-effective amendment to the Registration Statements to deregister all the shares of the Registrant’s common stock registered and reserved for issuance under such Registration Statements which remained unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on October 8, 2010.

DIVX, LLC

BY:	SONIC SOLUTIONS,
Sole Member and Manager

By:	/s/ David C. Habiger
David C. Habiger
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities indicated on the 8th day of October, 2010.

Signature	Title

/s/ David C. Habiger	President
/s/ David C. Habiger	(Principal Executive Officer)

/s/ Paul F. Norris	Treasurer
Paul F. Norris	(Principal Financial and Accounting Officer)